BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE 17TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON SEPTEMBER 22, 2016

1.            Date, Time and Location: Held on September 22, 2016, at 19:00 hours at the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th floor, in São Paulo City, state of São Paulo.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The meeting was duly called and held within the terms of article 21, clause 5 of the Company´s Bylaws, with all members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: To approve the undertaking of an international offer to issue Notes by BRF GmbH, with the Notes being the object of an unconditional and irrevocable guarantee by the Company.

5.            Resolutions: Once the meeting was underway, the members of the Board of Directors approved by unanimous decision and without any reservations, the undertaking of an international offer to issue Notes by BRF GmbH, with the Notes being the object of an unconditional and irrevocable guarantee by the Company, in the principal amount of US$ 500.000.000,00 (five hundred million American Dollars). The Notes will be due in September 29th, 2026, and remunerated at a rate of 4,35% per year, which will be due and paid half yearly, as of March 29th, 2017 (yield of 4,625% per year in the issuance date). The Notes will constitute senior obligations of BRF GmbH and will have a guarantee from the Company, classified on equal footing with the other senior obligations of BRF GmbH and the Company guarantee will be classified on equal footing with the Company´s other senior obligations.

The Executive Boards of the Company and BRF GmbH are authorized to take all and any provisions and sign all the documents needed for the undertaking of the issue of the Notes by BRF GmbH, with the Notes being the object of an unconditional and irrevocable guarantee by the Company, in the principal amount of US$ 500.000.000,00 (five hundred million American Dollars).

6.            Approval and Signature of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Counselors: Messieurs Abilio dos Santo Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE 17TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON SEPTEMBER 22, 2016

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 96 to 97 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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